Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Communication, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-60728 and No. 33-60222) on Form S-8 of General Communication, Inc. of our reports dated March 6, 2008, with respect to the consolidated balance sheets of General Communication, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of General Communication, Inc.

Our report dated March 6, 2008, refers to the adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006 and a change in the method of quantifying errors in 2006 to conform to Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.”

Our report dated March 6, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that General Communication, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of two material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that General Communication, Inc.’s internal controls were inadequately designed resulting in material weaknesses with respect to: (i) Information Technology Program Development and Change Controls over the Unified Billing System and Related Monitoring Controls, and (ii) Share-Based Payment Arrangements.

Our report dated March 6, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states the Company excluded Alaska Digitel, LLC’s internal control over financial reporting from its assessment of the effectiveness of its internal control over financial reporting. Our audit of internal control over financial reporting of General Communication, Inc. also excluded an evaluation of the internal control over financial reporting of Alaska DigiTel, LLC.

(signed) KPMG LLP

Anchorage, Alaska

March 6, 2008